                                                                           COMMUNITY BANK SYSTEM, INC.
                                                                 Statement re: Earnings Per Share Computation

                                                                                Exhibit 11

                                                            Three Months Ended                      Six Months Ended
                                                                 June 30,                                June 30,
                                                          1997             1996                   1997             1996
Primary Earnings Per Share

Net Income                                          $3,667,708       $3,524,674             $7,332,575       $6,662,819
Less:  Accrued Dividend on
   Preferred Stock                                           0        (101,250)               (78,750)        (202,500)
                                                            --        ---------               --------        ---------
Income applicable
   to common stock                                  $3,667,708       $3,423,424             $7,253,825       $6,460,319
                                                    ----------       ----------             ----------       ----------

Weighted average number
   of common shares                                  7,528,818        7,364,630              7,514,910        7,364,282
Add:  Shares issuable from
   assumed exercise of
   incentive stock options                             126,393           63,564                123,438           63,530
                                                      --------          -------               --------           ------
Weighted average number of
   common shares - adjusted                          7,655,211        7,428,194              7,638,348        7,427,812
                                                     ---------        ---------              ---------        ---------

Primary Earnings Per Share                               $0.48            $0.46                  $0.95            $0.87
                                                        ======           ======                 ======            =====

Fully Diluted Earnings Per Share

Income applicable
   to common stock                                  $3,667,708       $3,423,424             $7,253,825       $6,460,319
                                                    ----------      -----------             ----------       ----------

Weighted average number of
   common shares - adjusted                          7,690,404        7,428,194              7,683,972        7,427,812

Add:  Equivalent number of
   common shares assuming
   conversion of preferred                                   0                0                      0                0
                                                            --               --                     --                -

Weighted average number of
   common shares - adjusted                          7,690,404        7,428,194              7,683,972        7,427,812
                                                     ---------        ---------              ---------        ---------

Fully diluted earnings per share                         $0.48            $0.46                  $0.94            $0.87
                                                        ======           ======                 ======            =====